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                                                                    Exhibit 3.1

                              AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION OF

                       ACCREDITED FINANCIAL SERVICES, INC.

     Accredited Financial Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Accredited Financial Services, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 21, 2002.

     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation (this "Certificate") restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, as amended.

     3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full.

     4. This Certificate was duly adopted by written consent of the stockholders and the Board of Directors in accordance with the applicable provisions of
Section 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Certificate has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

                                    ARTICLE I

     The name of this corporation is ACCREDITED HOME LENDERS HOLDING CO.

                                   ARTICLE II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE III

     A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Fifty Million One Hundred Thirteen Thousand Three Hundred Thirty-Four (50,113,334) shares, par value of $.001 per share. Forty Million (40,000,000) shares shall be Common Stock, par value $.001 per share, and Ten Million One Hundred Thirteen Thousand Three Hundred Thirty-Four (10,113,334) shares shall be Preferred Stock, par value $.001 per share.

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     The corporation's Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of any class of capital stock of the corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

     B. Rights of Common Stock. The Common Stock shall consist of two series, one series designated "Series A Common Stock" and consisting of Seventeen Million Five Hundred Thousand (37,500,000) shares and a second series designated "Series B Common Stock" and consisting of Two Million Five Hundred Thousand (2,500,000) shares. The rights, privileges and restrictions granted to and imposed upon the Series A Common Stock and the Series B Common Stock are as follows:

          1. General. Except as specifically provided below, the Series A Common Stock and the Series B Common Stock shall have the same rights, privileges and restrictions. In the event of a Conversion Event (as defined in subsection 6(a) hereof), the Common Stock shall have the same rights, privileges and restrictions as the Series A Common Stock, as those rights, privileges and restrictions are described herein.

          2. Dividend Rights. Subject to the provisions of Section 1 of Article III.C, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          3. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Article III.C.

          4. Redemption. The Common Stock is not redeemable.

          5. Notice and Voting Rights. Except as provided below in Article III.D, in any vote by the stockholders of this corporation, each holder of shares of Series A and Series B Common Stock shall have the right to one vote for each share of Series A and each share of Series B Common Stock held by such holder and, except as required by the Delaware General Corporation Law, the holders of the Series A and Series B Common Stock will vote as a single class on matters presented to the stockholders of the corporation.

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          6.   Conversion.


               (a) Automatic Conversion. Each outstanding and each authorized share of Series B Common Stock shall automatically be converted into a share of Series A Common Stock on a one-for-one basis (the "Conversion Rate") in the following events (each, a "Conversion Event"): (a) upon the closing of the sale of the corporation's Common Stock in a public offering registered under the Securities Act of 1933, as amended (the "Securities Act") that includes the sale of shares by RFC (as defined in Section 3 of Article III.D), or (b) at such time as the holders of Series B Common Stock are no longer entitled to elect or participate in the election of a director pursuant to Section 3 of Article III.D. Each outstanding and each authorized share of Series A Common Stock shall automatically be converted into a share of Common Stock on a one-for-one basis in the event of a Conversion Event, and the Series A Common Stock and Series B Common Stock shall cease to be authorized and shall cease to exist as separate classes. The Common Stock shall have the same rights, privileges and restrictions as the Series A Common Stock, as those rights, privileges and restrictions are described herein.

               (b) Mechanics of Conversion. Before any holder of shares of Series B Common Stock shall be entitled to convert the same into shares of Series A Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such stock. The corporation shall as soon as practicable thereafter issue and deliver at such office to such holder of Series B Common Stock a certificate or certificates for the number of shares of Series A Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the closing of the Conversion Event, and the person or persons entitled to receive the shares of Series A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series A Common Stock on such date.

               (c) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A Common Stock solely for the purpose of effecting the conversion of the shares of Series B Common Stock such number of its shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Common Stock; and if at any time the number of authorized but unissued shares of Series A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Common Stock, the corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient for such purpose.

          7. Protective Provisions. The Corporation may not effect a stock split, stock combination, stock dividend or similar adjustment with respect to either the Series A Common Stock or the Series B Common Stock unless both classes of stock are treated equivalently.

     C. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation, as amended, may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of Five Million One Hundred Thirteen

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Thousand Three Hundred Thirty-Four (5,113,334) shares, are as set forth below in this Article III.C. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the corporation's Certificate of Incorporation, as amended, ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1. Dividend Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $.06 per share per annum or, if greater (as determined on a per annum basis and an as converted basis for the Series A Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid as declared or a sum sufficient for the payment thereof set apart: (a) no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock, and
(b) no shares of Common Stock shall be purchased, redeemed, or acquired by the corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock held by employees, officers, directors, consultants or other persons performing services for the corporation or any wholly-owned subsidiary (including, but not by way of limitation, distributors and sales representatives) that are subject to restrictive stock purchase agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment; and provided further, however, that without the approval, by vote or written consent of the holders of at least two-thirds of the then

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outstanding Series A Preferred Stock, the total amount applied to the repurchase of such Common Stock shall not exceed $100,000 in any twelve-month period.

                  Once full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid as declared or a sum sufficient for the payment thereof set apart, then, subject to the rights of series of Preferred Stock which may from time to time come into existence, the corporation may (when, as and if declared by the Board of Directors) declare and distribute dividends among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Preferred Stock).

                  Any dividend or distribution which is declared by the corporation and payable with assets of the corporation other than cash shall be governed by the provisions of subsections 4(c)(iii) and 4(d), as applicable, of this Article III.C.

                  2.     Liquidation Preference.

                         (a) In the event of any liquidation, dissolution or
winding up of this corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares (the "Series A Issue Price") and (ii) an amount equal to declared but unpaid dividends on such shares (such amount of declared but unpaid dividends being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder. Notwithstanding the foregoing provisions of this subsection 2(a), in the event of any liquidation, dissolution or winding up of this corporation in which the holders of Series A Preferred Stock would receive a distribution of $10.00 or more per share of Series A Preferred Stock (as adjusted for stock dividends, combinations or splits with respect to such shares) pursuant to subsection 2(b) of this Article III.B, assuming no preferential payment pursuant to this subsection 2(a), then the right of such holders to receive the preferential amount provided by this subsection 2(a) shall terminate and the holders of Series A Preferred Stock shall receive only those amounts provided for in subsection 2(b) of this Article III.C.

                         (b) Upon the completion of the distribution required by
subparagraph (a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common

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Stock held by each (assuming conversion of all such Series A Preferred Stock).

          (c) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

               (i) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (1) If traded on a securities exchange or through
Nasdaq National Market, the value shall be deemed to be the average of the closing sales prices of the securities as reported by the exchange or Nasdaq over the thirty-day period ending three days prior to the closing;

                         (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three days prior to the closing; and

                         (3) If there is no active public market, the value
shall be the fair market value thereof, as determined by a majority vote of the Board of Directors of the corporation and the affirmative vote of the Directors elected by the holders of the Series A Preferred Stock pursuant to Section 2 of
Article III.D.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by a majority vote of the Board of Directors of the corporation and the affirmative vote of the Directors elected by the holders of the Series A Preferred Stock pursuant to Section 2 of Article III.D.

               (ii) In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

                    (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

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                     (B)  cancel such transaction, in which event the rights,
preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iii) of this Article III.C.

               (iii) The corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders' meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the corporation has given the first notice provided for herein or sooner than 10 days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

     3. Redemption. At any time after January 1, 2000, but within 30 days (the "Series A Redemption Date") after the receipt by this corporation of a written request from the holders of not less than two-thirds of the then outstanding Series A Preferred Stock that all or some of such holders' shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem up to one-third of the then outstanding Series A Preferred Stock in each of the years 2000, 2001 and 2002 specified in such request by paying in cash therefor a sum per share equal to $1.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Series A Redemption Price"). Any redemption effected pursuant to this subsection 3 shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by such holders.

     4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.

               (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Issue Price by the Conversion Price (as defined below) applicable to such shares, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. As of March 1, 1999 (the "Fixed Date"), the Conversion Price per share for shares of Series A Preferred Stock shall be the Series A Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(c) of

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this Article III.C. In the event that more than one series of Common Stock is authorized at the time of conversion, the Series A Preferred Stock shall convert into Series A Common Stock pursuant to this Section 4 of this Article III.C.

                    (ii) Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Issue Price by the Conversion Price (as defined below) then in effect applicable to such shares, determined as hereafter provided, immediately upon the earlier of (A) except as provided below in subsection 4(b) of this Article III.C, the corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which was not less than Twelve Million Dollars ($12,000,000), in the aggregate, at a price per share of not less than Four Dollars ($4.00) adjusted to reflect stock dividends, stock splits or recapitalization after the Fixed Date (as defined below)) or (B) the date specified by written consent or agreement of the holders of the majority of the then outstanding shares of Series A Preferred Stock.

               (b) Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

               (c) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) Upon each issuance by the corporation of any Additional Stock (as defined below), after the Fixed Date, without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A

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Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, the number of shares of Common Stock issuable upon the conversion of the Preferred Stock) plus the number of shares of such Additional Stock.

                         (B)  No adjustment of the Conversion Price for the
Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4(c)(i)(E)(3) and (4) of this Article III.C, no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (C)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (D)  In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         (E)  In the case of the issuance (whether before, on or
after the Fixed Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(c)(i) and subsection 4(c)(ii) of this Article III.C:

                              (1)  The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (D) of this Article III.C), if any, received by the corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights

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(without taking into account potential anti-dilution adjustments) for the Common
Stock covered thereby.

                         (2)  The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued and such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation (without taking into account potential anti-dilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (D) of this
Article III.C).

                         (3)  In the event of any change in the number of shares
of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, without limitation, a change resulting from the anti-dilution provisions thereof, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                         (4)  Upon the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                         (5)  The number of shares of Common Stock deemed issued
and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and (2) of this Article III.C shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or (4) of this Article III.C.

            (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E) of this Article III.C) by this corporation after the Fixed Date other than

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                                   (A) shares of Common Stock issued pursuant to
a transaction described in subsection 4(c)(iii) of this Article III.C,

                                   (B) shares of Series A Preferred Stock issued
pursuant to the Series A Preferred Stock Purchase Agreement,

                                   (C) shares of Common Stock issued upon
conversion of the Series A Preferred Stock,

                                   (D) shares of Common Stock issuable or issued
to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the stockholders, including holders of at least a majority of the then outstanding shares of Series A Preferred Stock, and Board of Directors of this corporation,

                                   (E) shares of Common Stock issued or issuable
(1) in a public offering before or in connection with which all outstanding shares of Series A Preferred Stock will be converted to Common Stock, or

                                   (F) shares of Common Stock issued or issuable
upon exercise or conversion of warrants or convertible debt issued pursuant to commercial relationships as approved by a majority vote of the Board of Directors of the corporation and the affirmative vote of the Directors elected by the holders of the Series A Preferred Stock pursuant to Section 2 of Article III.D.

                          (iii)    In the event the corporation should at any
time or from time to time after the Fixed Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                          (iv)     If the number of shares of Common Stock
outstanding at any time after the Fixed Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                          (d)      Other Distributions. In the event this
corporation shall declare a (d) dividend or distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or Common Stock Equivalents not referred to in subsection 4(c)(iii) of this Article III.C, then, in each such case, the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

                          (e)      Recapitalizations. If at any time or from
time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect for each series and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                          (f)      No Impairment. This corporation shall not, by
amendment of its Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                          (g)      No Fractional Shares and Certificate as to
Adjustments.

                                   (i)  No fractional shares shall be issued
upon conversion of the Series A Preferred Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                   (ii) Upon the occurrence of each adjustment
or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

                          (h)      Notices of Record Date. In the event of any
taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                          (i)      Reservation of Stock Issuable Upon
Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation, as amended.

                          (j)      Notices. Any notice required by the
provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this corporation.

                          (k)      Reissuance of Converted Shares. No shares of
Series A Preferred Stock which have been converted into Common Stock shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

                  5. Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as provided in Article III.D and as required by law, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  6. Protective Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a class:

                          (a)      sell, convey, lease or otherwise dispose of
all or substantially all of its property or business; liquidate, dissolve or wind up the corporation's business; or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation); or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of (a "Corporate Transaction"), unless either (i) the corporation's stockholders of record as constituted immediately prior to such Corporate Transaction will, immediately after such Corporate Transaction, hold at least 50% of the voting power of the surviving or acquiring entity or (ii) the holders of the Series A Preferred Stock receive an amount from such Corporate Transaction at a price per share (as adjusted for subsequent stock dividends, stock splits or recapitalization) of no less than $10.00, with the value of any securities received in such Corporate Transaction determined in accordance with subsection 2(c)(i) of this Article III.C;

                          (b)      alter or change the rights, preferences or
privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

                          (c)      increase or decrease (other than by
redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

                          (d)      authorize or issue, or obligate itself to
issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock under this Section 6; or

                           (e)     redeem, purchase or otherwise acquire (or pay
into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment provided further, however, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any 12 month period or (ii) the redemption of any share or shares of Preferred Stock pursuant to a redemption under Section 3 of this Article III.C; or

                    (f) amend the corporation's Certificate of Incorporation, as amended, or bylaws;

                    (g) change the authorized number of directors of the corporation;

                    (h) permit any subsidiary of the corporation to issue or sell, except to the corporation or any wholly owned subsidiary of the corporation, any equity security, including any other security convertible into or exercisable for any equity security, of such subsidiary;

                    (i) declare or pay any dividends on or declare or make any other distributions, direct or indirect (other than a dividend payable solely in shares of Common Stock or dividends declared prior to the Fixed Date), on any shares of its Common Stock, or set apart any sum for any such purpose; or

                    (j) do any act or thing which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          7. Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 3 or
Section 4 of this Article III.C, the shares so converted or redeemed shall be canceled and shall not be issuable by the corporation. The Certificate of Incorporation, as amended, of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

     D.   Special Voting Rights.

          1. Board of Directors. So long as a director may be elected pursuant to Section 3 of this Article III.D, the corporation shall have seven authorized directors. Thereafter, the corporation shall have six authorized directors, except as otherwise provided in Article V hereof.

          2. Series A Preferred Stock Directors. The holders of the Series A Preferred Stock shall be entitled, voting as a separate class, to elect two directors to the Board of Directors at each meeting or consent of stockholders for the election of directors and, to the exclusion of the vote of the holders of Common Stock or any other series of Preferred Stock, to remove from office any director so elected and to fill any vacancy caused by the resignation, death or removal of any director so elected. The Secretary of the corporation shall, upon the written request of the holders of record of shares representing at least ten percent (10%) of the voting power of the Series A Preferred Stock then outstanding, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing, removing and/or replacing one or both of the directors entitled to be elected, removed and/or replaced by the holders of Series A Preferred Stock. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the Bylaws of the corporation. If such meeting shall not be called by the Secretary of the corporation within 10 days after personal service of said written request on him, then the holders of record of shares representing at least ten percent (10%) of the voting power of the Series A Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place specified in the notice. Any holder of the Series A Preferred Stock so designated shall have access to the stock books of the corporation relating to the Series A Preferred Stock for the purpose of calling a meeting of the stockholders pursuant to these provisions.

          3. Class B Common Stock/Convertible Debenture Director. The corporation intends to issue its convertible debenture (as the same may be amended, restated, reissued or otherwise modified from time to time, the "Convertible Debenture") to Residential Funding Corporation, a Delaware corporation whose principal place of business is located at 8400 Normandale Lake Blvd., Suite 600, Minneapolis, MN 55437 ("RFC"). For so long as the total number of shares of Series B Common Stock that RFC holds and/or has the right to acquire pursuant to the Convertible Debenture is greater than or equal to five percent (5%) of the corporation's Common Stock Equivalents (as defined below), RFC and the holders of Class B Common Stock, voting together, shall have the right to elect one director to the Board of Directors and, to the exclusion of the vote of the holders of Preferred Stock and Series A Common Stock, to remove from office any director so elected and to fill any vacancy caused by the resignation, death or removal of any director so elected. With respect to any such election or removal, each holder of Series B Common Stock shall be entitled to one vote for each share held by such stockholder and RFC shall be entitled to that number of votes equal to the number of shares of Series B Common Stock issuable to it upon conversion of the Convertible Debenture. As used herein, "Common Stock Equivalents" means, as of any date of determination, the number of shares of Common Stock equal to the sum of: (1) all shares of Common Stock issued and outstanding on such date; (2) all shares of Common Stock issuable upon conversion of all convertible securities outstanding on such date; (3) all shares of Common Stock issuable upon the exercise of all options outstanding on such date; and (4) all additional shares for which options are, on such date, authorized to be issued pursuant to the corporation's 1995 Stock Option Plan, 1995 Executive Stock Option Plan, 1998 Stock Option Plan or any other plan or agreement approved in writing by RFC.

          4. Class A Common Stock Directors. The holders of the Series A Common Stock shall be entitled, voting as a separate class, to elect two directors to the Board of Directors at each meeting or consent of stockholders for the election of directors and, to the exclusion of the vote of the holders of Preferred Stock and Series B Common Stock, to remove from office any director so elected and to fill any vacancy caused by the resignation, death or removal of any director so elected.

          5. Election of Remaining Directors. The holders of Series A Preferred Stock and Series A Common Stock voting together shall elect, remove and/or replace the authorized directors not entitled to be elected or selected pursuant to Sections 2, 3 or 4 of this Article III.D, and shall fill any vacancies due to the non-exercise of election or selection rights available under such Sections; provided however, that the Secretary of the corporation shall call, upon the written request of the holders of record of shares representing at least ten percent (10%) of the voting power of (i) the Series A Preferred Stock then outstanding, (ii) the Series A Common Stock then outstanding or (iii) the Series B Common Stock and Convertible Debenture entitled to vote pursuant to Section 3 of Article III.D, a meeting of such holders, as the case may be, for the purpose of removing and/or replacing any director elected to fill a vacancy due to the non-exercise of the rights afforded to such holders under Sections 2, 3 and 4, respectively, of this Article III.

                                   ARTICLE IV

     The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation, as amended, or the bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

     Effective upon the closing of the corporation's initial public offering of its common stock, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. At all times prior to the closing of the corporation's initial public offering of its common stock, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                                    ARTICLE V

     Effective upon the closing of the corporation's initial public offering of its common stock (the "Effective Date"), the number of directors shall be seven
(7) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Effective on the Effective Date, the directors shall be divided into three classes with

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

the term of office of the first class to expire at the first annual meeting of the stockholders following the Effective Date hereof; the term of office of the second class to expire at the second annual meeting of the stockholders held following the Effective Date hereof; the term of office of the third class to expire at the third annual meeting of stockholders following the Effective Date hereof; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Subject to the rights of holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders at a special meeting of the stockholders held for that purpose. Directors so chosen shall hold office until the new annual meeting of stockholders.

                                   ARTICLE VI

     Except as is otherwise set forth in the Bylaws, the Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

     Except as otherwise set forth in the Bylaws, the Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

                                   ARTICLE VII

     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification

                                  ARTICLE VIII

     The corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, as amended, in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation, as amended, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, as amended, the affirmative vote of the holders of at least
66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article VIII, Article IV, Article V, Article VI or Article VII.

                                      * * *

     IN WITNESS WHEREOF, the undersigned have executed this certificate as of July ___, 2002.


                                        ________________________________________
                                        James A. Konrath, Chairman of the Board
                                        of Directors and Chief Executive Officer


                                        ________________________________________
                                        Ray W. McKewon, Executive Vice President and Secretary